SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	January 30, 2009

MRU Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 398-1780
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or anObligation under and Off-Balance Sheet Arrangement

On January 8, 2009, MRU Holdings, Inc. (the “Company”) received a default and demand notice (the “Notice”) from counsel to International Business Machines Corporation (“IBM”) relating to the Company’s obligations under that certain sublease, between IBM, as Sublandlord, and the Company, as Subtenant, (the “Sublease”) for approximately 25,125 square feet of office space (the “Premises”) on the thirteenth floor in the building located at 590 Madison Avenue, New York, NY 10022.

The Notice stated that pursuant to the Sublease, the Company had defaulted in payment of One Hundred Forty-Two Thousand Three Hundred Seventy-Five and 00/100 Dollars ($142,375) equaling December’s base rent and additional charges for October in the amount of Two Thousand Four Hundred Seventy-Two and 68/100 Dollars ($2,472.68), in the aggregate total of One Hundred Forty-Four Thousand Eight Hundred Forty-Seven and 68/100 Dollars ($144,847.68) (the “Delinquent Rent”).  The Notice provided that IBM did not receive payment for the Delinquent Rent on or before January 30, 2009, IBM would be “entitled to explore its legal rights and remedies granted by the Sublease including, without limitation, termination of the Sublease and/or the institution of eviction and collection proceedings to secure the Premises and collect the Delinquent Rent.”  The Company has not, to date, paid the Delinquent Rent.

Pursuant to the terms of the Sublease, the security deposit in the amount of Seven Hundred Twenty-Five Thousand and 00/100 Dollars ($725,000) (the “Security Deposit”) which the Company paid as security on execution of the Sublease, may, in IBM’s sole discretion, be applied to the Delinquent Rent.  In addition, pursuant to the Sublease, if payment of the base rent or additional charges under the Sublease are not paid within ten (10) days after such payment is due and payable, such unpaid sums will bear interest in an amount equal to, at the present time, eight (8%) percent per annum from the date due until paid.  At the current rate (8%), the interest that is due for each day the rent is late is $32.  If the Security Deposit is applied to such owed sums, the Company without notice or demand is required to deposit with IBM such amount applied so that IBM retains the full amount of the Security Deposit at all times during the term of the Sublease.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)  As previously reported, on January 29, 2009, the Company notified the Nasdaq Stock Market (“Nasdaq”) of the resignation from the Board of Directors of a second independent director and the Chairman of the Company’s audit committee, Mr. Richmond T. Fisher, and advised Nasdaq that the Company continued to not be in compliance with the independent director and audit committee requirements under Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(2)(A), respectively, because of the two vacancies resulting from the resignations of Mr. Fisher and Mr. C. David Bushley.

On February 3, 2009, in response to the Company’s notification, the Company received a letter from Nasdaq (“Nasdaq Letter”) confirming the Company’s analysis that it continues to not be in compliance with Nasdaq’s independent director and audit committee requirements.  In addition, the Nasdaq  Letter informed the Company that due to the resignation from the Board of Directors of a second independent director, the Company is not eligible for a second cure period pursuant to Nasdaq Marketplace Rule 4350 and as a result the continuing non-compliance serves as an additional basis for Nasdaq to seek to delist the Company’s common stock from the Nasdaq Stock Market.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press release dated February 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

February 5, 2009	By:	/s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Chief Financial Officer and Treasurer